Exhibit 4.4

PRIVATE AND CONFIDENTIAL

January 29, 2003

David Goldman
Chairman and CEO
Intasys Corporation
388 St. Jacques Street West
8th Floor
Montreal, Quebec H2Y 1S1

Dear Mr. Goldman:

We are pleased to propose that Intasys Corporation ("Intasys" or the "Company") retain Maxim Group LLC ("Maxim"), on a non-exclusive basis, as its investment banker, strategic advisor and financial advisor. The principal elements of the agreement ("Agreement") between Maxim and the Company are:

1.	Services to be rendered: The services that Maxim will render to the Company under the terms of this Agreement will include the following:
a)	Maxim will provide the following strategic advisory services ("Advisory Services"):
i)

advise Intasys with respect to its strategic planning process and business plans including an analysis of markets, products, positioning, financial models, organization and staffing, potential strategic alliances, capital requirements, valuation and funding. To prepare for this advisory function, Maxim will perform a due diligence review of Intasys;

ii)

work closely with Intasys's management team to develop a set of long and short-term goals with special focus on enhancing corporate and shareholder value. This will also include assisting Intasys in completing a "gap analysis," i.e., helping Intasys determine key business developments and actions, including review of financing requirements and Intasys's capital structure, intended to help enhance shareholder value and Intasys's exposure to the investment community and;

iii)	review the Company's presentation and marketing materials and other materials used to present the Company to the investment community.
b)	Maxim will help Intasys develop and evaluate financing or capital raising alternatives including public and private issues of equity or debt, as appropriate from time to time ("Banking Services").

i)

Public Offerings: In the event of a public offering, Maxim will have the right of first refusal to act as lead or co-underwriter. Maxim will work with the Company to manage the process of identifying, evaluating and selecting any other underwriters. Maxim will prepare a comprehensive letter of intent for the proposed transaction that will be provided to Intasys and will supplement the terms of this Agreement. If Maxim is not selected as the lead manager in a public offering, Intasys will use its best efforts to ensure that Maxim receives at least 50% of the share allocation and 50% of the total underwriting fees.

ii)

Private Placements: Maxim will have the right of first refusal to act as placement agent for any private placement. Maxim will prepare a comprehensive letter of intent for the proposed transaction that will be provided to Intasys and will supplement the terms of this Agreement.

c)

Maxim will provide Intasys with merger and acquisition services (the "M&A Services"). Maxim will assist the Company in determining acquisition or strategic partnering strategies and tactics from time to time, as appropriate. Maxim will advise and assist Intasys in identifying, evaluating, negotiating and structuring acquisitions, or strategic investments or partnerships which may be accomplished through a purchase or sale of all or a portion of the stock or assets, a merger or reverse merger, joint venture, licensing or marketing agreement or arrangement or other business combination or arrangement ("Transaction") with any entity ("Candidate"). A strategic investment will include any investment or exchange of cash, equity, warrants, assets or debt as part of a business relationship with a third party, or any investment made directly by a third party in the Company subject to a term sheet or agreement not marketed or syndicated beyond a specific investor.

d)

If requested by Intasys, Maxim will communicate its willingness to provide an opinion of fairness (a "Fairness Opinion") of a particular Transaction to the Company, and if Maxim determines that it is able to provide such a Fairness Opinion, it will allow it to be used in connection with materials filed or submitted to the Securities and Exchange Commission, or included in information mailed to shareholders of Intasys in connection with each transaction.

2.	Compensation and Expenses.
a)

As compensation for providing the Advisory Services hereunder, Intasys will pay Maxim a retainer of $25,000, payable as follows: $15,000 upon execution of this Agreement and $10,000 on the thirtieth day after the execution of the Agreement. Beginning on the thirtieth day following the execution of the Agreement Intasys will pay to Maxim an additional fee of $5,000 at the beginning of each subsequent month that the agreement is in force.

b)

Upon execution of this Agreement, Intasys will grant Maxim a warrant ("Advisory Warrant") representing 25,000 shares of the Company's common stock with an exercise price of $2.15. The Advisory Warrant will contain provisions for, among other things, change of control, anti-dilution, registration rights and net issuance, and will expire on June 30, 2006. Intasys will issue to Maxim 8,000 additional Advisory Warrants monthly during the term of the Agreement beginning on the thirtieth day following the execution of the agreement.

c)

Terms and fees for Banking Services performed under section 1(b) or provision of a Fairness Opinion under 1(d) will be separately proposed by Maxim with respect to each transaction when and if services are provided.

d)

For any Transaction completed by the Company with a Candidate Intasys shall pay Maxim a fee ("Success Fee") upon closing equal to the sum of 2 ½% of the aggregate transaction value, provided that Maxim either introduces and/or performs specific services for the Transaction. The minimum Success Fee for any Transaction in this section shall be $200,000. Any Transactions currently being negotiated by the Company prior to the signing of this Agreement will not be subject to a Success Fee, with the exception of Net Creations, which was introduced by Maxim. The aggregate transaction value shall include the sum of cash and the fair market value at the time of the closing of a Transaction of equity securities; warrants; contingent payments; deferred payments; non-compete agreements; liabilities assumed, acquired, retired or defeased (other than normal working capital liabilities); the face value of any debt securities issued in such a Transaction; the fair market value of any licensing, marketing or other business agreements or arrangements; and any other valuable consideration issued in connection with a Transaction.

e)

The Company will reimburse Maxim in a timely manner for any reasonable out-of-pocket expenses relating to activities under this Agreement. Any legal or other expenses must be pre-approved by the Company.

f)

In no case will any fee obligations of the Company to any other financial advisor or any other person in connection with this transaction reduce the fees owed by the Company to Maxim under this Agreement.

g)	Maxim and the Company agree to establish an escrow agreement as soon as practicable to govern the flow of all Transaction related fees.
3.

Term of Agreement. The term of this agreement is indefinite. However the Company or Maxim may terminate it upon 30 days written notice. If such a notice is sent by the Company, the monetary consideration will be payable by the Company for the ensuing five months; however, the warrant consideration will cease after the 30 days written notice. If Maxim sends such a notice, both the monetary and warrant consideration will cease immediately. Any future obligation that could be reasonably expected to survive this Agreement will survive termination of this Agreement. Specific surviving conditions will include, but not be limited to: (i) payment of Success Fees earned under section 2(d) during the Term and for Transactions considered during the Term and completed within 18 months of the termination of this Agreement, and (ii) Section 4, Indemnity.

4.

Indemnity. The Company agrees to indemnify and hold harmless Maxim, including any affiliated companies, and their respective officers, directors, controlling persons and employees and any persons retained in connection with a proposed financing (whether or not consummated) (the "Indemnitees"), from and against all claims, damages, losses, liabilities and expenses as the same are incurred (including any legal or other expenses incurred in connection with investigating or defending against any such loss, claim, damage or liability or any action in respect thereof), related to or arising out of its activities hereunder. Notwithstanding the foregoing, the Company shall not be liable for indemnity under this Agreement in respect of any loss, claim, damage, liability or expense arising from Maxim's misconduct in performing the services described above. This provision shall survive any termination of Maxim's engagement as well as the consummation or abandonment of any Transaction, placement or offering. Intasys agrees that any and all decisions, actions and results with regards to Intasys's operating, financial and other business plans are the sole responsibility of Intasys's management, and that Maxim's engagement will in no way expose Maxim to any liability, including but not limited to, liability for any financing, operating, financial, merger, acquisition, managerial, or other results achieved by the Company, as well as the implementation of, or the results achieved by, strategies or business plans on which Maxim has provided review or advice.

5.	Disclaimers.
a)

It is understood by Maxim and the Company that the Company's ability to raise capital will be affected by various factors at the time of a proposed offering, including but not limited to, stock market conditions, competitive positioning of Intasys's products, achieving business plan goals that have been mutually agreed upon by Maxim and the Company, short- and long-term business prospects, the plans and performance of the management team and the capital structure of the Company. In the event that Maxim does not deem itself able to act as a manager for a proposed placement or offering, subject to Maxim's sole reasonable discretion, it will advise the Company on an appropriate course of action.

b)

In performing its M&A Services hereunder, Maxim may rely entirely on publicly available information and such other information as may be furnished to Maxim by the Company or a Candidate, and has not and does not assume any responsibility for independent verification of such information or independent appraisal or valuation of assets.

6.	Entire Agreement and Governing Law. This Agreement may not be amended or modified except in writing, and shall be governed by and construed in accordance with the laws of the State of New York.

If the foregoing correctly sets forth your understanding, please so indicate by signing and returning to us the enclosed copy of this letter along with a check for $15,000 representing the first month's retainer. We look forward to working with you on these important projects.

Sincerely,

Anthony Sarkis
Managing Director

Maxim Group, LLC.

By:   s/s Anthony Sarkis                          Date: January 29, 2003
        Anthony Sarkis
        Managing Director

Intasys Corporation

By:   s/s David Goldman                          Date: January 29, 2003
        David Goldman
        Chairman

Exhibit 4.4

PRIVATE AND CONFIDENTIAL

May 5, 2003

David Goldman
Chairman and CEO
Intasys Corporation
388 St. Jacques Street West, 8th Floor
Montreal, Quebec H2Y 1S1

RE: Amendment to the Agreement executed and dated on January 29, 2003

Dear Mr. Goldman:

This document will serve as an amendment to the Advisory Agreement dated January 29, 2003 between Intasys Corporation and Maxim Group, LLC. The Success Fee described in section 2(d), Compensation and Expenses, is to be amended to reflect a 1% increase in the fees (i.e. 2½% to 3½%) for the transaction currently being contemplated with Opt In Inc. Jeffrey Gold and Steve Rubenstein introduced this transaction to Maxim. In case the minimum fee is charged, the minimum fee shall be increased by an amount equal to 1% of the aggregate transaction value in order to compensate Messrs. Gold and Rubenstein. This amendment will be in effect for only this specific transaction with Opt In Inc. brought by Messrs. Gold and Rubenstein.

Sincerely,

Anthony Sarkis
Managing Director

Maxim Group, LLC.

By:   s/s Anthony Sarkis                          Date: January 29, 2003
        Anthony Sarkis
        Managing Director

Intasys Corporation

By:   s/s David Goldman                          Date: January 29, 2003
        David Goldman
        Chairman